Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated April 4, 2023, relating to the consolidated financial statements of SharpLink Gaming, Ltd. and Subsidiaries (the “Company”), included in this Registration Statement, and to the reference to our firm under the heading “Experts” in this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

June 14, 2023